                                    EXHIBIT 1

             CONSOLIDATED BUSINESS RESULTS FOR THE FIRST QUARTER OF
                      THE FISCAL YEAR ENDING MARCH 31, 2007

  CONSOLIDATED BUSINESS RESULTS FOR THE FIRST QUARTER OF THE FISCAL YEAR ENDING
                                 MARCH 31, 2007
                            U.S. ACCOUNTING STANDARDS

                                                                   July 28, 2006

Listed Company: Wacoal Holdings Corp.        Stock Exchanges: Tokyo,Osaka
Code Number: 3591                            Location of Principal Office: Kyoto
    ( URL:  http://www.wacoal.co.jp/ )
Representative:   Position: President and Representative Director
                  Name: Yoshikata Tsukamoto
For Inquiries:    Position: General Manager Corporate Planning
                  Name: Ikuo Otani            Tel:  (075) 682-1006
Application of U.S. Accounting Standards: Yes

1. Matters concerning preparation of the consolidated quarterly financial results

(1)   Application of simplified accounting methods: None

(2) Changes in accounting methods from those used in the most recent fiscal year (consolidated): None

(3)   Changes in consolidation criteria or equity-method application: Yes

      Consolidated: (new) 2 companies; (exception) 3 companies
      Equity Method: (new) 1 company; (exception) None

2. First Quarter of the Fiscal Year Ending March 31, 2007: Consolidated Business Results

(1)   Consolidated Business Results

                                                                       (Note) Amounts less than 1 million yen have been rounded
                                         Sales              Operating Income        Pre-tax Net Income           Net Income
                                ---------------------   -----------------------   ---------------------   ---------------------
                                Million Yen      %       Million Yen      %       Million Yen       %      Million Yen       %
Three months ended June 30,
2006                               39,580      (0.9)       3,811         19.6         4,260       25.7         2,773       16.3
Three months ended June 30,
2005                               39,935      (3.3)       3,187         (9.2)        3,389       (9.5)        2,384        3.3
                                  -------      ----        -----         ----         -----       ----         -----       ----
(Reference) Fiscal Year Ended
March 31, 2006                    164,122                  1,333                      3,466                    2,821

                                   Net Income Per Share   Diluted Net Earnings Per Share
                                   --------------------   ------------------------------
                                           Yen                         Yen
Three months ended June 30, 2006          19.27                         --
Three months ended June 30, 2005          16.56                         --
                                          -----                       ----
(Reference) Fiscal Year Ended
March 31, 2006                            19.60                         --

----------
(Note) Percentages indicated under sales, operating income, etc. represent the increase/(decrease) compared to the first quarter of the fiscal year ended March 31, 2006.

QUALITATIVE INFORMATION REGARDING THE CONSOLIDATED BUSINESS RESULTS

      For the first quarter of the current fiscal year, the overall sales of our core brassieres products in our core Wacoal brand business department declined
(i) because the sales of our spring campaign product, Love Bra fell below expectations because it failed to adequately attract a wide range of customers, and (ii) due to a slump in the sales of our core summer products, the strapless-type and seamless-type brassieres, in connection with lower than average temperatures and certain outerwear trends. Similarly, in our Wing brand business department, the sales of brassieres fell below the results of the previous fiscal year, including sales of our spring campaign product Arrange Bra.

      On the other hand, Hip Walker, a Wacoal brand product, and Style Up Pants, a Wing brand product, which were launched last autumn and have acquired support from many women for their revolutionary functionality, were introduced this spring with other products under a new brand category named Style Science. The sales of Style Science brand products have showed strong performance.

      In our direct marketing business, our retail store business department continues to produce steady results, with an increase in sales from existing shops as well as additional sales from newly added shops during the same period of the previous fiscal year and the beginning of the current fiscal year. In our catalog sales business, although sales fell below results from the previous fiscal year as a result of a reduction in the number of catalogs, we are making steady improvement in business efficiency.

      In general, our overseas business showed favorable results in Europe, the United States and Southeast Asia, and sales were particularly strong in the U.S., with strong growth over sales from the same period of the previous fiscal year.

      As a result, consolidated business results for the first quarter of the current fiscal year were as follows: sales of 39,580 million yen (a decrease of 0.9% from the same period of the previous fiscal year); and operating income of 3,811 million yen (an increase of 19.6% from the same period of the previous fiscal year, as a result of a reduction in labor costs following the implementation of our special voluntary retirement program the previous fiscal year and due to our general efforts to reduce costs and expenses).

      Our pre-tax net income for the first quarter of the current fiscal year was 4,260 million yen, an increase of 25.7% over the same period of the previous fiscal year, while net income was 2,773 million yen, an increase of 16.3% over the same period of the previous fiscal year.

(2)   Consolidated Financial Condition

                      Total Assets   Total Shareholders' Equity   Shareholders' Equity Ratio   Shareholders' Equity Per Share
                     -------------   --------------------------   --------------------------   -------------------------------
                      Million Yen            Million Yen                       %                              Yen
Three months ended
June 30, 2006           243,443                184,223                        75.7                          1,280.11
Three months ended
June 30, 2005           224,749                175,971                        78.3                          1,222.51
                        -------                -------                       ------                         --------
March 31, 2006          242,296                186,475                        77.0                          1,295.72

      Consolidated Cash Flow Status

                                                     Cash Flow provided
                         Cash Flow from (used in)  by (used in) Investing  Cash Flow provided by (used    Balance of Cash and Cash
                           Operating Activities          Activities         in) Financing Activities    Equivalents at End of Period
                         ------------------------  ----------------------  ---------------------------  ----------------------------
                               Million Yen              Million Yen               Million Yen                    Million Yen
Three months ended
June 30, 2006                      (35)                   (9,227)                   6,361                          16,965
Three months ended
June 30, 2005                    1,008                     2,407                   (2,825)                         24,839
                                 -----                    ------                   ------                          ------
(Reference) Fiscal Year
Ended March 31, 2006               719                    (2,069)                  (3,428)                         19,893

QUALITATIVE INFORMATION REGARDING CONSOLIDATED FINANCIAL CONDITION

Cash Flow Status

      Cash and cash equivalents as of the end of the first quarter of this fiscal year were 16,965 million yen, a decrease of 2,928 million yen from the end of the previous consolidated fiscal year.

Cash Flow from Operations

      Although our quarterly net income was 2,773 million yen, our cash flow used in operating activities was 35 million yen because of expenditures of 2,496 million yen, due to a decrease in payables.

Cash Flow Used in Investing Activities

      Although we gained proceeds of 1,221 million yen from the sale and redemption of marketable securities, our cash flow used in investment activities was 9,227 million yen due to the acquisition of shares of Peach John Co., Ltd., which became a consolidated affiliate under the equity method of accounting beginning with the current fiscal year (15,319 million yen), as well as the acquisition of marketable securities (5,278 million yen).

Cash Flow Provided by Financing Activities

      Cash flow provided by financing activities was 6,361 million yen, due to proceeds of 9,246 million yen to finance the cost of the acquisition of shares of Peach John Co., Ltd. with short-term bank loans, although we also recorded a cash dividend payment of 2,878 million yen.

3. Forecast of Business Results (Consolidated) for the Fiscal Year Ending March 31, 2007

                                           Sales           Operating Income        Pre-tax Net Income     Net Income
                                       ---------------   ---------------------   ---------------------   -------------
                                         Million Yen          Million Yen              Million Yen        Million Yen
Six months ending September 30, 2006        84,500               8,000                    8,100              5,200
                                           -------              ------                   ------              ------
Fiscal year ending March 31, 2007          168,000              12,600                   12,900              8,500

----------
(Reference)  Expected net income per share (Fiscal Year ending March 31, 2007)
             - 59.06 yen

QUALITATIVE INFORMATION REGARDING FORECAST OF CONSOLIDATED BUSINESS RESULTS

      We have amended our forecast of consolidated business results released on May 10, 2006 as noted above. We have not amended our non-consolidated business results for the six months ending September 30, 2006 or for the fiscal year ending March 31, 2007.

      Sales of campaign products from our second round of Style Science series, Onaka Walker, a Wacoal brand, and Style Up Onaka, a Wing brand, made a good start in the second quarter of the current fiscal year. Also, we expect that the ongoing favorable sales in the U.S. will contribute to the overall sales of the group. On the other hand we have amended our initial projections regarding profitability due to the consolidation of Peach John Co., Ltd., as a result of the capital alliance formed in June of this year.

* The foregoing estimates are made based on information available as of the date this data was released, and due to various factors arising in the future, actual results may differ from our estimates.

                   I-1. Summary of Consolidated Balance Sheets

                                                                                                                 Previous First
                                         Current First Quarter   Previous Fiscal Year                                Quarter
                   Accounts               As of June 30, 2006     As of March 31, 2006  Increase/(Decrease)   As of June 30, 2005
                   --------              ---------------------   ---------------------  -------------------   -------------------
                   (Assets)                   Million Yen             Million Yen           Million Yen            Million Yen
I. Current assets:

   Cash and bank deposits                          12,992                 11,635                  1,357                10,447
   Time deposits and certificate of
    deposit                                         3,973                  8,258                 (4,285)               14,392
   Marketable securities                           25,682                 32,699                 (7,017)               37,899
   Receivables:
      Notes receivable                                997                    458                    539                 1,258
      Accounts receivable - trade                  20,862                 23,192                 (2,330)               20,793
                                                  -------                -------                -------               -------
                                                   21,859                 23,650                 (1,791)               22,051
      Allowance for returns and
        doubtful receivables                       (2,833)                (2,778)                   (55)               (2,790)
                                                  -------                -------                -------               -------
                                                   19,026                 20,872                 (1,846)               19,261
   Inventories                                     29,102                 27,135                  1,967                27,451
   Other current assets                             8,636                 10,134                 (1,498)                6,861
                                                  -------                -------                -------               -------
           Total current assets                    99,411                110,733                (11,322)              116,311

II. Tangible fixed assets:

   Land                                            20,885                 20,978                    (93)               21,396
   Buildings and structures                        59,379                 59,328                     51                56,892
   Machinery and equipment                         13,881                 13,789                     92                13,274
   Construction in progress                            16                     22                     (6)                  628
                                                  -------                -------                -------               -------
                                                   94,161                 94,117                     44                92,190
   Accumulated depreciation                       (41,195)               (40,616)                  (579)              (40,390)
                                                  -------                -------                -------               -------
           Net tangible fixed assets               52,966                 53,501                   (535)               51,800

III. Other assets:

   Investments in affiliated companies             31,990                 16,033                 15,957                14,387
   Investments                                     49,625                 52,716                 (3,091)               33,112
   Lease deposits and others                        9,451                  9,313                    138                 9,139
                                                  -------                -------                -------               -------
           Total other assets                      91,066                 78,062                 13,004                56,638
                                                  -------                -------                -------               -------
                   Total Assets                   243,443                242,296                  1,147               224,749
                                                  -------                -------                -------               -------

----------
(Note) Increase/decrease indicates the difference between the first quarter of the fiscal year ending March 31, 2007 and the previous fiscal year ended March 31, 2006.

                                                                                                                 Previous First
                                          Current First Quarter  Previous Fiscal Year                               Quarter
                    Accounts              As of June 30, 2006    As of March 31, 2006  Increase/(Decrease)    As of June 30, 2005
                  ------------            ---------------------  --------------------  -------------------  -----------------------
                 (Liabilities)                 Million Yen            Million Yen          Million Yen            Million Yen
I. Current liabilities:
   Short-term bank loans                            15,641                  6,392               9,249                 6,841

   Payables:
      Notes payable                                  2,219                  1,610                 609                 4,146
      Accounts payable - trade                       9,810                 10,608                (798)                8,473
                                                 ---------               --------             -------              --------
                                                    12,029                 12,218                (189)               12,619

   Accounts payable                                  4,221                  6,289              (2,068)                4,266
   Accrued payroll and bonuses                       4,871                  6,790              (1,919)                5,002
   Accrued corporate taxes, etc.                       820                  1,806                (986)                1,501
   Other current liabilities                         3,448                  2,030               1,418                 3,340
                                                 ---------               --------             -------              --------
           Total current liabilities                41,030                 35,525               5,505                33,569

II.Long-term liabilities:
   Reserves for retirement benefits                  4,033                  4,622                (589)                6,296
   Other long-term liabilities                      11,792                 13,271              (1,479)                6,742
                                                 ---------               --------             -------              --------
           Total long-term liabilities              15,825                 17,893              (2,068)               13,038

              (Minority Interests)

   Minority interests                                2,365                  2,403                 (38)                2,171

             (Shareholders' Equity)

I. Common stock                                     13,260                 13,260                  --                13,260
II. Additional paid-in capital                      25,242                 25,242                  --                25,242
III. Retained earnings                             134,410                134,515                (105)              134,078
IV. Accumulated other comprehensive
     income (loss):
   Foreign currency exchange adjustment               (468)                  (736)                268                (2,931)
   Unrealized gain/(loss) on securities             11,903                 14,311              (2,408)                6,397
V. Treasury stock                                     (124)                  (117)                 (7)                  (75)
                                                 ---------               --------             -------              --------
          Total shareholders' equity               184,223                186,475              (2,252)              175,971
                                                 ---------               --------             -------              --------
   Total liabilities, minority interests
           and shareholders' equity                243,443                242,296               1,147               224,749
                                                 ---------               --------             -------              --------

----------
(Note) Increase/decrease indicates the difference between the first quarter of the fiscal year ending March 31, 2007 and the previous fiscal year ended March 31, 2006.

                 I-2. Summary of Consolidated Income Statements

                                            Current First Quarter    Previous First Quarter                  Previous Fiscal Year
                                              From April 1, 2006       From April 1, 2005       Increase/     From April 1, 2005
            Accounts                           To June 30, 2006         To June 30, 2005       (Decrease)      To March 31, 2006
            --------                       -----------------------  -----------------------   ------------  ----------------------
                                            Million Yen       %     Million Yen        %      Million Yen    Million Yen      %
I. Sales                                       39,580       100.0        39,935       100.0       (355)         164,122       100.0
II.Operating expenses
   Cost of sales                               19,314        48.8        19,014        47.6        300           84,322        51.4
   Selling, general and
    administrative expenses                    16,455        41.6        17,734        44.4     (1,279)          70,946        43.2
   Special retirement
    related expenses                               --                        --                     --            7,521         4.6
                                             --------      ------      --------       -----     ------          -------       -----
   Total operating expenses                    35,769        90.4        36,748        92.0       (979)         162,789        99.2
                                             --------      ------      --------       -----     ------          -------       -----
   Operating income                             3,811         9.6         3,187         8.0        624            1,333         0.8
III. Other income and
      (expenses):
   Interest income                                 97         0.2           101         0.3         (4)             213         0.1
   Interest expense                               (11)       (0.0)          (17)       (0.0)         6              (56)       (0.0)
   Dividend income                                305         0.8           210         0.5         95              493         0.3
   Gain on sale and
    exchange of investment                         --                        --                     --            1,656         1.0
   securities
   Valuation loss on investment in securities      (6)       (0.0)          (58)       (0.2)        52              (65)       (0.0)
   Others (net)                                    64         0.1           (34)       (0.1)        98             (108)       (0.1)
                                             --------      ------      --------       -----     ------          -------       -----
   Total other income (expenses), net             449         1.1           202         0.5        247            2,133         1.3
                                             --------      ------      --------       -----     ------          -------       -----
Income before income
    taxes, equity in net
    income of affiliated
    companies and minority
    interests                                   4,260        10.7         3,389         8.5        871            3,466         2.1
                                             --------      ------      --------       -----     ------          -------       -----
Income taxes                                    1,850         4.6         1,169         2.9        681            1,459         0.9
                                             --------      ------      --------       -----     ------          -------       -----
Income before equity in net income of
    affiliated companies
    and minority interests                      2,410         6.1         2,220         5.6        190            2,007         1.2
Equity in net income of affiliated companies      416         1.0           303         0.8        113            1,122         0.7
Minority interests                                (53)       (0.1)         (139)       (0.4)        86             (308)       (0.2)
                                             --------      ------      --------       -----      -----          -------       -----
Net income                                      2,773         7.0         2,384         6.0        389            2,821         1.7
                                             --------      ------      --------       -----      -----          -------       -----
Net income per share                            19.27 yen                 16.56 yen                               19.60 yen

(Note)  1. Increase/decrease indicates the difference between the first quarter of the fiscal year ending March 31, 2007 and the first quarter of the fiscal year ended March 31, 2006.

        2. Applying Statement of Financial Accounting Standards No. 130:
           Reporting Comprehensive Income, the increase/decrease of capital accounts other than capital transactions (comprehensive income) for
           (1) the first quarter of the fiscal year ending March 31, 2007, (2) the first quarter of the fiscal year ended March 31, 2006, and (3) the fiscal year ended March 31, 2006 was an increase of 633 million yen, 3,105 million yen, and 13,651 million yen, respectively.

                I-3. Summary of Consolidated Cash Flow Statements

                                                              Current First Quarter   Previous First Quarter  Previous Fiscal Year
                                                              From April 1, 2006        From April 1, 2005     From April 1, 2005
                          Accounts                              To June 30, 2006          To June 30, 2005      To March 31, 2006
                          --------                            ---------------------   ----------------------  --------------------
                                                                  Million Yen               Million Yen            Million Yen
I.    Operating activities
  1.  Net income                                                       2,773                     2,384                  2,821
  2.  Adjustments of net income to cash flow from operating
      activities
  (1) Depreciation and amortization                                      863                       784                  3,433
  (2) Gain/loss on sale of and impairment loss on fixed                 (186)                       29                  1,226
      assets
  (3) Valuation loss on investment in securities                           6                        58                     65
  (4) Gain (loss) on sale and exchange of investment                      --                        --                 (1,656)
      securities
  (5) Equity in net income of affiliated companies (after               (270)                     (170)                  (674)
      dividend income)
  (6) Changes in assets and liabilities
      Decrease (increase) in receivables                               1,949                       142                 (1,296)
      Decrease (increase) in inventories                              (1,973)                     (528)                   274
      Decrease in payables                                            (2,496)                   (1,896)                  (252)
      Decrease in reserves for retirement benefits                      (638)                     (390)                (2,068)
  (7) Others                                                             (63)                      595                 (1,154)
                                                                     -------                   -------                -------
           Net cash flow from operating activities                       (35)                    1,008                    719

II.   Investing activities

  1.  Proceeds from sales and redemption of marketable                12,201                    11,950                 32,161
      securities
  2.  Acquisition of marketable securities                            (5,278)                   (6,327)               (21,525)
  3.  Proceeds from sales of fixed assets                                437                        --                    513
  4.  Acquisition of tangible fixed assets                              (361)                   (1,152)                (6,456)
  5.  Proceeds from sale of investments                                   30                         1                  1,231
  6.  Acquisition of investments in affiliated companies             (15,319)                       --                     --
  7.  Acquisition of investments                                        (944)                   (2,103)                (7,905)
  8.  Proceeds from acquisition of shares of the newly                    80                        --                     --
      consolidated subsidiaries
  8.  Decrease (increase) in other assets                                (73)                       38                    (88)
                                                                     -------                   -------                -------
           Net cash flow provided by (used in) investing              (9,227)                    2,407                 (2,069)
           activities

III.  Financing activities

  1.  Net increase (decrease) in short-term bank loans                 9,246                        63                   (409)
  2.  Proceeds from long term debt                                        --                        --                     19
  3.  Repayment of long-term debt                                         --                        (8)                  (116)
  4.  Purchase of treasury stock                                          (7)                       (2)                   (44)
  5.  Dividends paid in cash                                          (2,878)                   (2,878)                (2,878)
                                                                     -------                   -------                -------
           Net cash flow provided by (used in) financing activities    6,361                    (2,825)                (3,428)
                                                                     -------                   -------                -------
IV.   Effect of exchange rate on cash and cash equivalents               (27)                       54                    476
                                                                     -------                   -------                -------
V.    Increase (decrease) in cash and cash equivalents                (2,928)                      644                 (4,302)
VI.   Initial balance of cash and cash equivalents                    19,893                    24,195                 24,195
                                                                     -------                   -------                -------
VII.  Period end balance of cash and cash equivalents                 16,965                    24,839                 19,893
                                                                     -------                   -------                -------

Additional Information

      Cash paid for:
         Interest                                                          7                        16                     56
         Income taxes, etc.                                            1,686                       293                  1,832
      Investment activities without cash disbursement
         Share exchange                                                   --                        --                  1,321

                             II. Segment Information

(1)   Segment Information by Type of Business

Three months ended June 30, 2006

                                                                                                (Unit: Million Yen)
                                        Textile goods and                            Elimination or
                                        related products     Others        Total     corporate        Consolidated
                                       ------------------   ---------   ----------   --------------   -------------
Sales
  (1)  Sales to outside customers            36,537           3,043       39,580           --             39,580
                                             ------           -----       ------         ----             ------
  (2)  Internal sales among segments             --             805          805         (805)                --
                                             ------           -----       ------         ----             ------
                    Total                    36,537           3,848       40,385         (805)            39,580
                                             ------           -----       ------         ----             ------
           Total operating expenses          32,375           4,009       36,384         (615)            35,769
                                             ------           -----       ------         ----             ------
           Operating income (loss)            4,162            (161)       4,001         (190)             3,811
                                             ------           -----       ------         ----             ------

Three months ended June 30, 2005

                                                                                                    (Unit: Million Yen)
                                          Textile goods and                              Elimination or
                                          related products      Others       Total       corporate         Consolidated
                                         ------------------   ---------   -----------   ---------------   -------------
Sales
  (1)  Sales to outside customers              37,125          2,810        39,935                --         39,935
                                               ------          -----        ------            ------         ------
  (2)  Internal sales among segments               --          1,071         1,071            (1,071)            --
                                               ------          -----        ------            ------         ------
                    Total                      37,125          3,881        41,006            (1,071)        39,935
                                               ------          -----        ------            ------         ------
           Total operating expenses            33,418          3,967        37,385              (637)        36,748
                                               ------          -----        ------            ------         ------
           Operating income (loss)              3,707            (86)        3,621              (434)         3,187
                                               ------          -----        ------            ------         ------

(Note) 1.   Segment information is prepared based on the Regulations Concerning
            Consolidated Interim Financial Statements.

       2. Based on the type, quality, and similarity in sales markets for their respective products, we divide our businesses into two segments: (1) textile goods and related products and (2) others.

       3. Core products of the respective businesses: Textile goods and related products: innerwear (foundation, lingerie, nightwear and children's innerwear), outerwear, sportswear, hosiery, etc.
            Others: mannequins, shop design and implementation, restaurant, culture, services, etc.

(2)   Segment Information by Location

Three months ended June 30, 2006

                                                                                                     (Unit: Million Yen)
                                                                                          Elimination or
                                        Japan       Asia      Europe/U.S.      Total      corporate         Consolidated
                                       --------   --------   -------------   ---------   ---------------   -------------
Sales
  (1)  Sales to outside customers       33,622     1,711        4,247         39,580            --            39,580
                                        ------     -----        -----         ------        ------            ------
  (2)  Internal sales among segments       253     1,157           --          1,410        (1,410)               --
                                        ------     -----        -----         ------        ------            ------
                   Total                33,875     2,868        4,247         40,990        (1,410)           39,580
                                        ------     -----        -----         ------        ------            ------
         Total operating expenses       30,918     2,618        3,453         36,989        (1,220)           35,769
                                        ------     -----        -----         ------        ------            ------
             Operating income            2,957       250          794          4,001          (190)            3,811
                                        ------     -----        -----         ------        ------            ------

Three months ended June 30, 2005

                                                                                                     (Unit: Million Yen)
                                                                                          Elimination or
                                         Japan      Asia      Europe/U.S.      Total       corporate        Consolidated
                                       --------   --------   -------------   ---------   ---------------   -------------
Sales
  (1)  Sales to outside customers       35,223     1,434        3,278          39,935            --            39,935
                                        ------     -----        -----          ------        ------            ------
  (2)  Internal sales among segments       240     1,069           --           1,309        (1,309)               --
                                        ------     -----        -----          ------        ------            ------
                   Total                35,463     2,503        3,278          41,244        (1,309)           39,935
                                        ------     -----        -----          ------        ------            ------
         Total operating expenses       32,463     2,308        2,852          37,623          (875)           36,748
                                        ------     -----        -----          ------        ------            ------
             Operating income            3,000       195          426           3,621          (434)            3,187

(Note) 1.   Segment information is prepared based on the Regulations Concerning
            Consolidated Interim Financial Statements.

       2. Major countries and areas included in the respective segments other than Japan:

                  Asia: various countries of East Asia and Southeast Asia Europe/U.S.: the U.S. and various European countries

(3)   Overseas Sales

Three months ended June 30, 2006

                                                                               (Unit: Million Yen)
                                                          Asia         Europe/U.S.           Total
                                                       ----------   ----------------   -----------
I.     Overseas sales                                     1,711          4,247               5,958
                                                          -----          -----              ------
II.    Consolidated sales                                                                   39,580
                                                          -----          -----              ------
III.   Ratio of overseas sales in consolidated sales        4.3%          10.7%               15.0%

Three months ended June 30, 2005

                                                                               (Unit: Million Yen)
                                                          Asia         Europe/U.S.           Total
                                                       ----------   ----------------   -----------
I.     Overseas sales                                     1,434           3,278              4,712
                                                          -----          ------             ------
II.    Consolidated sales                                                                   39,935
                                                          -----          ------             ------
III.   Ratio of overseas sales in consolidated sales        3.6%            8.2%              11.8%

(Note) 1.   Segment information is prepared based on the Regulations Concerning
            Consolidated Interim Financial Statements.

       2. Major countries and areas included in the respective segments other than Japan:

                  Asia: various countries of East Asia and Southeast Asia Europe/U.S.: the U.S. and various European countries

                       III. Status of Production and Sales

(1)   Production Results

                             Three months                            Three months
                            Ended June 30, 2006                     Ended June 30, 2005                  Increase/(Decrease)
 Segment name by    -----------------------------------    -------------------------------------   ---------------------------------
type of business       Amount        Distribution Ratio        Amount        Distribution Ratio      Amount       Distribution Ratio
----------------    -------------   -------------------    --------------   --------------------   -----------   -------------------
                     Million Yen             %               Million Yen            %              Million Yen            %
Textile goods and
related products       17,708              100.0              16,849              100.0               859                5.1

(2)   Sales Results

                                    Three months                  Three months
                                Ended June 30, 2006            Ended June 30, 2005                Increase/(Decrease)
 Segment name by          ------------------------------- -------------------------------- ---------------------------------
type of business            Amount     Distribution Ratio   Amount       Distribution Ratio  Amount       Distribution Ratio
------------------------- ----------- ------------------- ------------- ------------------ ----------- ----------------------
                          Million Yen            %         Million Yen               %     Million Yen            %
         Innerwear
          Foundation
          and lingerie       29,135           73.6               29,536             74.0       (401)          (1.4)
          Nightwear           3,043            7.7                2,892              7.2        151            5.2
Texile    Children's
goods     underwear             590            1.5                  526              1.3         64           12.2
                             ------          -----               ------            -----       ----           ----
and        Subtotal          32,768           82.8               32,954             82.5       (186)          (0.6)
                             ------          -----               ------            -----       ----           ----
related  Outerwear/Sport
products  swear               2,099            5.3                2,229              5.6       (130)          (5.8)
                             ------          -----               ------            -----       ----           ----
         Hosiery                474            1.2                  691              1.7       (217)         (31.4)
                             ------          -----               ------            -----       ----           ----
         Other textile
         goods and
         related products     1,196            3.0                1,251              3.2        (55)          (4.4)
                             ------          -----               ------            -----       ----           ----
            Total            36,537           92.3               37,125             93.0       (588)          (1.6)
                             ------          -----               ------            -----       ----           ----
   Others                     3,043            7.7                2,810              7.0        233            8.3
                             ------          -----               ------            -----       ----           ----
Total                        39,580          100.0               39,935            100.0       (355)          (0.9)
                             ------          -----               ------            -----       ----           ----

(Reference) Recent Trend of Quarterly Business Results

Fiscal Year ending March 31, 2007 (consolidated)

                                              First Quarter         Second Quarter          Third Quarter          Fourth Quarter
                                          --------------------   --------------------   ---------------------   -------------------
                                                                   First six months       First nine months
                                            First three months          ending                  Ending           Fiscal Year ending
                                           ended June 30, 2006    September 30, 2006      December 31, 2006        March 31, 2007
                                          --------------------   --------------------   ---------------------   --------------------
Sales                     (Million Yen)           39,580
                                                --------                --------              --------              --------
Operating Income          (Million Yen)            3,811
                                                --------                --------              --------              --------
Pre-tax Net Income        (Million Yen)            4,260
                                                --------                --------              --------              --------
Net Income                (Million Yen)            2,773
                                                --------                --------              --------              --------
Net Income Per Share              (Yen)            19.27
                                                --------                --------              --------              --------
Diluted Net Earnings Per Share
                                  (Yen)               --
                                                ========                ========              ========              ========
Total Assets              (Million Yen)          243,443
                                                --------                --------              --------              --------
Total Shareholders' Equity
                          (Million Yen)          184,223
                                                --------                --------              --------              --------
Shareholders' Equity Per Share
                                  (Yen)         1,280.11
                                                ========                ========              ========              ========
Cash Flow from (used in)
Operating Activities      (Million Yen)              (35)
                                                --------                --------              --------              --------
Cash Flow provided by (used in)
Investing Activities      (Million Yen)           (9,227)
                                                --------                --------              --------              --------
Cash Flow provided by (used in)
Financing Activities      (Million Yen)            6,361
                                                --------                --------              --------              --------
Balance of Cash and Cash Equivalents at
End of Period             (Million Yen)           16,965
                                                --------                --------              --------              --------

Fiscal Year ended March 31, 2006 (consolidated)

                                              First Quarter          Second Quarter             Third Quarter        Fourth Quarter
                                          --------------------   ----------------------   -----------------------  -----------------
                                           First three months    First six months ended      First nine months     Fiscal Year ended
                                           ended June 30, 2005      September 30, 2005    ended December 31, 2005  March 31, 2006
Sales                     (Million Yen)           39,935                   82,566                   126,331              164,122
                                                --------                 --------                  --------             --------
Operating Income          (Million Yen)            3,187                    6,294                     3,626                1,333
                                                --------                 --------                  --------             --------
Pre-tax Net Income        (Million Yen)            3,389                    6,693                     5,457                3,466
                                                --------                 --------                  --------             --------
Net Income                (Million Yen)            2,384                    4,435                     4,248                2,821
                                                --------                 --------                  --------             --------
Net Income Per Share              (Yen)            16.56                    30.81                     29.51                19.60
                                                --------                 --------                  --------             --------
Diluted Net Earnings Per Share
                                  (Yen)               --                       --                        --                   --
                                                ========                 ========                  ========             ========
Total Assets              (Million Yen)          224,749                  234,308                   245,307              242,296
                                                --------                 --------                  --------             --------
Total Shareholders' Equity
                          (Million Yen)          175,971                  182,358                   185,761              186,475
                                                --------                 --------                  --------             --------
Shareholders' Equity Per Share
                                  (Yen)         1,222.51                 1,266.90                  1,290.71             1,295.72
                                                ========                 ========                  ========             ========
Cash Flow from (used in)
Operating Activities      (Million Yen)            1,008                    2,490                     7,609                  719
                                                --------                 --------                  --------             --------
Cash Flow provided by (used in)
Investing Activities      (Million Yen)            2,407                      770                       344               (2,069)
                                                --------                 --------                  --------             --------
Cash Flow provided by (used in)                   (2,825)                  (4,072)                   (4,564)              (3,428)
Financing Activities      (Million Yen)
                                                --------                 --------                  --------             --------
Balance of Cash and Cash Equivalents at           24,839                   23,531                    27,852               19,893
End of Period             (Million Yen)
                                                --------                 --------                  --------             --------